                                                                  EXHIBIT 4.15

                               LOCK-UP AGREEMENT



          This Lock-Up Agreement (the "Agreement") is effective as of ___________, 1997 by, between and among Shopping.com, a California corporation (the "Company"), ____________, a shareholder of the Company (the "Shareholder") and Waldron & Co., Inc., a California Corporation (the "Underwriter").

                                R E C I T A L S
                                ---------------

          WHEREAS, the Company recently completed placements of its securities to "accredited investors", as such term is defined in Rule 501 of Regulation D as promulgated under the Securities Act of 1933, as amended (the "Act");

          WHEREAS, the Shareholders in the Company's private placements agreed to certain lock-up provisions;

          WHEREAS, the Company is contemplating filing a Registration Statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), whereby the Company will register the offer and sale of shares of its common stock in an initial public offering ("IPO").

          WHEREAS, the Underwriter has informed the Company that it will not underwrite the Company's IPO unless the Shareholder executes this Agreement;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Shareholder, the Company, and the Underwriter, the parties hereto hereby agree as follows:

          1.   Lock-Up.  The Shareholder agrees that he, she or it, as the case
               -------
may be, will not, without the Underwriter's prior written consent, offer, sell, transfer, pledge, hypothecate, contract to sell, grant any option for the sale of, or otherwise dispose of (collectively, a "Transfer"), directly or indirectly, any shares of the Company's common stock or any security or other instrument which by its terms is convertible into, exercisable for, or exchangeable for shares of the Company's common stock beginning on the date hereof and ending one (1) year after the date of any initial public offering by the Company of its securities pursuant to a Registration Statement filed with, and declared effective by, the Commission. The Shareholder further agrees to be bound by such additional restrictions of Transfer as may be required in order to comply with the requirements of the NASDAQ Stock Market, the National Association of Securities Dealers, Inc. or the Commission in connection with the IPO and the inclusion for quotation of the Company's common stock in the

NASDAQ Stock Market, which agreement shall be self-executing without the need for execution of any additional instruments. The Shareholder also agrees to the placement of a legend on any certificate or other document evidencing shares of the Company's common stock or any security or other instrument which by its terms is convertible into, exercisable for, or exchangeable for, shares of the Company's common stock, which legend states the operative provisions of this Agreement.

          2.   Successors.  The provisions of this Agreement shall be deemed to
               ----------
obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees, and indemnities of each of the parties to this Agreement.

          3.   Attorneys Fees.  In the event of a dispute between the parties
               --------------
concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorney's fees and other costs and expenses by the other parties to the dispute.

          4.   Choice of Law.  This Agreement shall be governed by and
               -------------
construed in accordance with the laws of the State of California without reference to its choice of law rules.

          5.   Arbitration.  Any dispute or claim arising out of or in any way
               -----------
related to this Agreement shall be settled by arbitration in Irvine, California. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review an deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration (except as set forth in Section 3 above). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

          6.   Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                                    SHOPPING.COM



                                    BY: __________________________
                                    Its: _________________________



                                    SHAREHOLDER


                                    ______________________________



                                    WALDRON & CO., INC.


                                    By: __________________________
                                    Its: _________________________